Exhibit 99
Snap-on Announces Fourth Quarter and Full Year 2025 Results

Diluted EPS of $4.94 for the quarter compares to $4.82 last year;
Sales of $1,231.9 million up 2.8% from Q4 2024, organic sales up 1.4%;
Activity with customers in critical industries improving

KENOSHA, Wis. — February 5, 2026 — Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2025 operating results for the fourth quarter and full year.
•Net sales of $1,231.9 million in the fourth quarter of 2025 represented an increase of $33.2 million, or 2.8%, from 2024 levels, reflecting a $17.6 million, or 1.4%, organic sales gain and $15.6 million of favorable foreign currency translation.
•Operating earnings before financial services for the quarter of $265.2 million was unchanged from last year. As a percentage of net sales, operating earnings before financial services were 21.5% in the fourth quarter compared to 22.1% in 2024.
•Financial services revenue in the quarter of $108.0 million compared to $100.5 million in 2024; financial services operating earnings of $74.4 million compared to $66.7 million last year.
•Consolidated operating earnings for the quarter of $339.6 million, or 25.3% of revenues (net sales plus financial services revenue), compared to $331.9 million, or 25.5% of revenues, in 2024.
•The fourth quarter effective income tax rate was 22.3% in 2025 and 22.5% last year.
•Net earnings in the quarter of $260.7 million, or $4.94 per diluted share, compared to net earnings of $258.1 million, or $4.82 per diluted share, a year ago.
•Full year net sales of $4,743.2 million in 2025 represented an increase of $35.8 million, or 0.8%, from 2024 levels, reflecting a $16.5 million, or 0.3%, organic gain and $19.3 million of favorable foreign currency translation. Full year net earnings of $1,016.9 million, or $19.19 per diluted share, included a $16.2 million, or $0.31 per diluted share, after-tax benefit from a legal settlement, as well as an $18.5 million, or $0.35 per diluted share, after-tax year-over-year increase in non-service net periodic benefit costs. Net earnings in 2024 of $1,043.9 million, or $19.51 per diluted share, included a $17.5 million, or $0.32 per diluted share, after-tax benefit for payments associated with a separate legal matter.
See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.
“We’re encouraged by our fourth quarter results, delivering overall sales growth and maintaining solid levels of profitability…all achieved against the extraordinary turbulence of today’s environment,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “During the period, we made meaningful progress in critical industries, including in the power tools and precision-torque arenas, providing customers with repeatability and reliability across essential repair markets. And, in the Tools Group, we continued our actions to match current technician preferences for quick payback items, sustaining our U.S. business and securing gains in our international operations, while making further investments to build on
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our decisive strengths. Recent months have seen significant disruptions, including fluctuating tariff levels, a prolonged U.S. government shutdown, and a number of unprecedented international and domestic incidents…conditions that served to raise the intensity of customer uncertainty. In that regard, the quarter demonstrated the special resilience of our markets and reconfirmed the advantages in our product, our brand, and our people that aided in navigating an increasingly difficult landscape. As we move into 2026, we’ll enhance the franchise network by fortifying our design efforts, our manufacturing, and our marketing, expand our already prominent position with shop owners and managers by serving the rising complexity of vehicle repair, and extend in critical industries by refining our capabilities to take full advantage of the growing need for customized solutions. At the same time, we’ll engage our Snap-on Value Creation Processes, driving improvements across the enterprise that we believe, when combined with our runways for growth, will produce substantial and strategic gains. Finally, I want to thank our franchisees and associates worldwide for their abundant contributions, for their ongoing dedication, and for their deep confidence in our possibilities as we proceed through this year and beyond.”
Segment Results - Fourth Quarter
Commercial & Industrial Group segment sales of $398.1 million in the quarter compared to $379.2 million last year, reflecting an $11.0 million, or 2.8%, organic gain and $7.9 million of favorable foreign currency translation. The organic increase is primarily due to sales gains with customers in critical industries, as well as higher activity in the power tools and specialty torque operations, partially offset by lower sales to U.S. markets by the Asia Pacific business.
Operating earnings of $60.6 million in the period, including the impact of increased sales in lower-margin businesses and a net benefit of $4.5 million related to the refinement of the segment’s footprint and go-to-market strategy, compared to $63.5 million in 2024. The operating margin (operating earnings as a percentage of segment sales) of 15.2% compared to 16.7% last year.
Snap-on Tools Group segment sales of $505.0 million in the quarter compared to $506.6 million last year, reflecting a $3.4 million, or 0.7%, organic sales decline, partially offset by $1.8 million of favorable foreign currency translation. The organic decrease is due to lower activity in the U.S., partially offset by higher sales in the segment’s international operations.
Operating earnings of $107.3 million in the period compared to $106.9 million in 2024. The operating margin of 21.2% was up compared to 21.1% a year ago.
Repair Systems & Information Group segment sales of $467.8 million in the quarter compared to $456.6 million last year, reflecting a $4.8 million, or 1.0%, organic sales increase and $6.4 million of favorable foreign currency translation. The organic gain includes higher activity with OEM dealerships and increased sales of diagnostic and repair information products to independent repair shop owners and managers, while sales of undercar equipment were essentially flat.
Operating earnings of $117.7 million in the period compared to $121.4 million in 2024. The operating margin of 25.2% compared to 26.6% last year.
Financial Services operating earnings of $74.4 million on revenue of $108.0 million in the quarter compared to operating earnings of $66.7 million on revenue of $100.5 million a year ago. Total originations of $285.1 million in the fourth quarter were unchanged from last year.
Corporate expenses in the fourth quarter of $20.4 million compared to $26.6 million last year.

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Outlook
We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. In 2026, Snap-on expects to make ongoing progress along its decisive runways for coherent growth, leveraging capabilities already proven in the automotive repair arena, developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure are high. In pursuit of these initiatives, we project that capital expenditures in 2026 will approximate $100 million.
Snap-on currently anticipates that its full-year 2026 effective income tax rate will be in the range of 22% to 23%.
Conference Call and Webcast on February 5, 2026, at 9:00 a.m. Central Time
A discussion of this release will be webcast on Thursday, February 5, 2026, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.
Non-GAAP Measures
References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.
About Snap-on
Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.7 billion in 2025, and is headquartered in Kenosha, Wisconsin.

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Forward-looking Statements
Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.
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For additional information, please visit www.snapon.com or contact:
Investors:                                Media:
Sara Verbsky                                Samuel Bottum
262/656-4869                                262/656-5793

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2025	2024	2025	2024

Net sales	$1,231.9	$1,198.7	$4,743.2	$4,707.4
Cost of goods sold	(626.4)	(602.6)	(2,357.8)	(2,329.5)
Gross profit	605.5	596.1	2,385.4	2,377.9
Operating expenses	(340.3)	(330.9)	(1,339.5)	(1,309.1)
Operating earnings before financial services	265.2	265.2	1,045.9	1,068.8

Financial services revenue	108.0	100.5	412.9	401.0
Financial services expenses	(33.6)	(33.8)	(131.1)	(124.1)
Operating earnings from financial services	74.4	66.7	281.8	276.9

Operating earnings	339.6	331.9	1,327.7	1,345.7
Interest expense	(13.4)	(12.3)	(50.5)	(49.6)
Other income (expense) – net	15.7	19.6	58.7	77.0
Earnings before income taxes	341.9	339.2	1,335.9	1,373.1
Income tax expense	(74.9)	(75.0)	(293.6)	(304.2)
Net earnings	267.0	264.2	1,042.3	1,068.9
Net earnings attributable to noncontrolling interests	(6.3)	(6.1)	(25.4)	(25.0)
Net earnings attributable to Snap-on Incorporated	$260.7	$258.1	$1,016.9	$1,043.9

Net earnings per share attributable to Snap-on Incorporated:
Basic	$5.02	$4.92	$19.52	$19.85
Diluted	4.94	4.82	19.19	19.51

Weighted-average shares outstanding:
Basic	51.9	52.5	52.1	52.6
Effect of dilutive securities	0.9	1.0	0.9	0.9
Diluted	52.8	53.5	53.0	53.5

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Net sales:
Commercial & Industrial Group	$398.1	$379.2	$1,457.5	$1,476.8
Snap-on Tools Group	505.0	506.6	1,964.9	1,989.2
Repair Systems & Information Group	467.8	456.6	1,877.1	1,797.9
Segment net sales	1,370.9	1,342.4	5,299.5	5,263.9
Intersegment eliminations	(139.0)	(143.7)	(556.3)	(556.5)
Total net sales	1,231.9	1,198.7	4,743.2	4,707.4
Financial Services revenue	108.0	100.5	412.9	401.0
Total revenues	$1,339.9	$1,299.2	$5,156.1	$5,108.4

Operating earnings:
Commercial & Industrial Group	$60.6	$63.5	$218.2	$242.1
Snap-on Tools Group	107.3	106.9	426.3	447.3
Repair Systems & Information Group	117.7	121.4	500.8	455.2
Financial Services	74.4	66.7	281.8	276.9
Segment operating earnings	360.0	358.5	1,427.1	1,421.5
Corporate	(20.4)	(26.6)	(99.4)	(75.8)
Operating earnings	339.6	331.9	1,327.7	1,345.7
Interest expense	(13.4)	(12.3)	(50.5)	(49.6)
Other income (expense) – net	15.7	19.6	58.7	77.0
Earnings before income taxes	$341.9	$339.2	$1,335.9	$1,373.1

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Fiscal Year End
	2025	2024
Assets
Cash and cash equivalents	$1,624.5	$1,360.5
Trade and other accounts receivable – net	881.4	815.6
Finance receivables – net	590.2	610.3
Contract receivables – net	130.0	120.0
Inventories – net	1,025.2	943.4
Prepaid expenses and other current assets	151.5	139.6
Total current assets	4,402.8	3,989.4

Property and equipment – net	552.3	542.6
Operating lease right-of-use assets	83.7	89.4
Deferred income tax assets	72.5	78.0
Long-term finance receivables – net	1,298.8	1,312.0
Long-term contract receivables – net	423.1	418.3
Goodwill	1,109.5	1,056.8
Other intangible assets – net	270.7	267.6
Pension assets	173.8	125.4
Other long-term assets	25.1	17.3
Total assets	$8,412.3	$7,896.8

Liabilities and Equity
Notes payable	$16.2	$13.7
Accounts payable	229.1	265.9
Accrued benefits	64.7	67.2
Accrued compensation	77.2	86.1
Franchisee deposits	66.2	70.9
Other accrued liabilities	465.1	457.7
Total current liabilities	918.5	961.5

Long-term debt	1,186.4	1,185.5
Deferred income tax liabilities	87.0	73.5
Retiree health care benefits	17.7	19.4
Pension liabilities	85.7	78.4
Operating lease liabilities	61.8	68.6
Other long-term liabilities	98.4	92.9
Total liabilities	2,455.5	2,479.8

Equity
Shareholders' equity attributable to Snap-on Incorporated
Common stock	67.5	67.5
Additional paid-in capital	578.5	557.7
Retained earnings	8,137.5	7,584.3
Accumulated other comprehensive loss	(354.8)	(575.0)
Treasury stock at cost	(2,496.9)	(2,240.4)
Total shareholders' equity attributable to Snap-on Incorporated	5,931.8	5,394.1
Noncontrolling interests	25.0	22.9
Total equity	5,956.8	5,417.0
Total liabilities and equity	$8,412.3	$7,896.8

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2025	2024
Operating activities:
Net earnings	$267.0	$264.2
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	19.9	18.0
Amortization of other intangible assets	5.4	6.3
Provisions for losses on finance receivables	18.6	20.5
Provisions for losses on non-finance receivables	6.0	5.0
Stock-based compensation expense	7.2	7.1
Deferred income tax provision (benefit)	3.2	(1.0)
Gain on sales of assets	(15.9)	(0.1)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	38.6	(44.8)
Contract receivables	(3.5)	(2.0)
Inventories	0.7	19.2
Prepaid expenses and other assets	6.3	(0.1)
Accounts payable	(46.5)	(4.6)
Accrued and other liabilities	(38.9)	5.8
Net cash provided by operating activities	268.1	293.5

Investing activities:
Additions to finance receivables	(235.2)	(234.7)
Collections of finance receivables	246.4	208.5
Capital expenditures	(13.5)	(18.1)
Disposals of property and equipment	19.5	1.1
Other	8.7	3.0
Net cash provided (used) by investing activities	25.9	(40.2)

Financing activities:
Net decrease in other short-term borrowings	(4.6)	(0.4)
Cash dividends paid	(126.7)	(112.3)
Purchases of treasury stock	(80.4)	(112.5)
Proceeds from stock purchase plans and stock option exercises	13.9	30.7
Other	(6.7)	(7.0)
Net cash used by financing activities	(204.5)	(201.5)

Effect of exchange rate changes on cash and cash equivalents	0.9	(4.6)
Increase in cash and cash equivalents	90.4	47.2

Cash and cash equivalents at beginning of period	1,534.1	1,313.3
Cash and cash equivalents at end of year	$1,624.5	$1,360.5

Supplemental cash flow disclosures:
Cash paid for interest	$(8.7)	$(8.3)
Net cash paid for income taxes	(114.5)	(61.8)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Full Year
	2025	2024
Operating activities:
Net earnings	$1,042.3	$1,068.9
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	75.8	72.7
Amortization of other intangible assets	22.7	25.3
Provisions for losses on finance receivables	72.9	71.1
Provisions for losses on non-finance receivables	21.3	22.8
Stock-based compensation expense	28.9	28.6
Deferred income tax provision (benefit)	2.5	(8.2)
Gain on sales of assets	(16.0)	(0.6)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(61.8)	(72.9)
Contract receivables	(11.3)	(17.4)
Inventories	(44.1)	27.8
Prepaid expenses and other assets	25.5	10.4
Accounts payable	(42.7)	29.0
Accrued and other liabilities	(34.3)	(40.0)
Net cash provided by operating activities	1,081.7	1,217.5

Investing activities:
Additions to finance receivables	(913.6)	(966.0)
Collections of finance receivables	888.9	837.8
Capital expenditures	(76.0)	(83.5)
Disposals of property and equipment	20.4	3.1
Other	7.2	4.5
Net cash used by investing activities	(73.1)	(204.1)

Financing activities:
Net increase (decrease) in other short-term borrowings	3.3	(1.3)
Cash dividends paid	(462.2)	(406.4)
Purchases of treasury stock	(328.6)	(290.0)
Proceeds from stock purchase plans and stock option exercises	73.9	92.3
Other	(36.3)	(44.4)
Net cash used by financing activities	(749.9)	(649.8)

Effect of exchange rate changes on cash and cash equivalents	5.3	(4.6)
Increase in cash and cash equivalents	264.0	359.0

Cash and cash equivalents at beginning of year	1,360.5	1,001.5
Cash and cash equivalents at end of year	$1,624.5	$1,360.5

Supplemental cash flow disclosures:
Cash paid for interest	$(44.6)	$(44.1)
Net cash paid for income taxes	(327.0)	(305.7)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's (“Snap-on”) non-financial services (“Operations”) and Financial Services businesses.
The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostics, equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.
SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2025	2024	2025	2024

Net sales	$1,231.9	$1,198.7	$—	$—
Cost of goods sold	(626.4)	(602.6)	—	—
Gross profit	605.5	596.1	—	—
Operating expenses	(340.3)	(330.9)	—	—
Operating earnings before financial services	265.2	265.2	—	—

Financial services revenue	—	—	108.0	100.5
Financial services expenses	—	—	(33.6)	(33.8)
Operating earnings from financial services	—	—	74.4	66.7

Operating earnings	265.2	265.2	74.4	66.7
Interest expense	(13.4)	(12.3)	—	—
Intersegment interest income (expense) – net	18.0	16.5	(18.0)	(16.5)
Other income (expense) – net	15.6	19.5	0.1	0.1
Earnings before income taxes and equity earnings	285.4	288.9	56.5	50.3
Income tax expense	(60.8)	(62.4)	(14.1)	(12.6)
Earnings before equity earnings	224.6	226.5	42.4	37.7
Financial services – net earnings attributable to Snap-on Incorporated	42.4	37.7	—	—
Net earnings	267.0	264.2	42.4	37.7
Net earnings attributable to noncontrolling interests	(6.3)	(6.1)	—	—
Net earnings attributable to Snap-on Incorporated	$260.7	$258.1	$42.4	$37.7

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2025	2024	2025	2024

Net sales	$4,743.2	$4,707.4	$—	$—
Cost of goods sold	(2,357.8)	(2,329.5)	—	—
Gross profit	2,385.4	2,377.9	—	—
Operating expenses	(1,339.5)	(1,309.1)	—	—
Operating earnings before financial services	1,045.9	1,068.8	—	—

Financial services revenue	—	—	412.9	401.0
Financial services expenses	—	—	(131.1)	(124.1)
Operating earnings from financial services	—	—	281.8	276.9

Operating earnings	1,045.9	1,068.8	281.8	276.9
Interest expense	(50.5)	(49.6)	—	—
Intersegment interest income (expense) – net	69.1	67.1	(69.1)	(67.1)
Other income (expense) – net	58.4	76.8	0.3	0.2
Earnings before income taxes and equity earnings	1,122.9	1,163.1	213.0	210.0
Income tax expense	(240.4)	(251.7)	(53.2)	(52.5)
Earnings before equity earnings	882.5	911.4	159.8	157.5
Financial services – net earnings attributable to Snap-on Incorporated	159.8	157.5	—	—
Net earnings	1,042.3	1,068.9	159.8	157.5
Net earnings attributable to noncontrolling interests	(25.4)	(25.0)	—	—
Net earnings attributable to Snap-on Incorporated	$1,016.9	$1,043.9	$159.8	$157.5

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2025	2024	2025	2024
Assets
Cash and cash equivalents	$1,624.1	$1,360.4	$0.4	$0.1
Intersegment receivables	20.3	15.1	—	—
Trade and other accounts receivable – net	880.2	815.0	1.2	0.6
Finance receivables – net	—	—	590.2	610.3
Contract receivables – net	4.9	4.8	125.1	115.2
Inventories – net	1,025.2	943.4	—	—
Prepaid expenses and other current assets	154.7	143.8	11.2	9.4
Total current assets	3,709.4	3,282.5	728.1	735.6

Property and equipment – net	549.8	540.2	2.5	2.4
Operating lease right-of-use assets	78.4	83.8	5.3	5.6
Investment in Financial Services	400.3	403.5	—	—
Deferred income tax assets	45.4	51.8	27.1	26.2
Intersegment long-term notes receivable	815.0	831.8	—	—
Long-term finance receivables – net	—	—	1,298.8	1,312.0
Long-term contract receivables – net	8.0	8.4	415.1	409.9
Goodwill	1,109.5	1,056.8	—	—
Other intangible assets – net	270.7	267.6	—	—
Pension assets	173.8	125.4	—	—
Other long-term assets	44.1	35.6	0.3	0.2
Total assets	$7,204.4	$6,687.4	$2,477.2	$2,491.9

Liabilities and Equity
Notes payable	$16.2	$13.7	$—	$—
Accounts payable	227.6	265.4	1.5	0.5
Intersegment payables	—	—	20.3	15.1
Accrued benefits	64.6	67.2	0.1	—
Accrued compensation	74.2	83.5	3.0	2.6
Franchisee deposits	66.2	70.9	—	—
Other accrued liabilities	455.1	443.6	24.4	27.7
Total current liabilities	903.9	944.3	49.3	45.9

Long-term debt and intersegment long-term debt	—	—	2,001.4	2,017.3
Deferred income tax liabilities	87.0	73.5	—	—
Retiree health care benefits	17.7	19.4	—	—
Pension liabilities	85.7	78.4	—	—
Operating lease liabilities	56.3	63.0	5.5	5.6
Other long-term liabilities	97.0	91.8	20.7	19.6
Total liabilities	1,247.6	1,270.4	2,076.9	2,088.4

Total shareholders' equity attributable to Snap-on Incorporated	5,931.8	5,394.1	400.3	403.5
Noncontrolling interests	25.0	22.9	—	—
Total equity	5,956.8	5,417.0	400.3	403.5
Total liabilities and equity	$7,204.4	$6,687.4	$2,477.2	$2,491.9

* Snap-on with Financial Services presented on the equity method.